                                                                    EXHIBIT 99.5

















                                 Trust Agreement

                                     Between



                                 Genentech, Inc.


                                       And


                        Fidelity Management Trust Company




        ----------------------------------------------------------------

                  GENENTECH, INC. TAX REDUCTION INVESTMENT PLAN


                                      TRUST

        ----------------------------------------------------------------












                            Dated as of July 1, 1991

                                TABLE OF CONTENTS



  SECTION                                                                      PAGE
  1      Definitions                                                              1
  2      Trust                                                                    4
  3      Exclusive Benefit and Reversion of                                       4
              Sponsor Contributions
  4      Member's Accounts
              (a)      Contributions to Accounts                                  5
              (b)      Limitations on Trustee                                     5
  5      Disbursements
              (a)      Directions from Committee                                  6
              (b)      Limitations                                                6
              (c)      Payments                                                   6
              (d)      Cash in the Trust                                          6
  6      Investment of Trust
              (a)      Selection of Investment Options                            6
              (b)      Available Investment Options                               7
              (c)      Participant Direction                                      7
              (d)      Mutual Funds                                               7
              (e)      Sponsor Stock                                              8
              (f)      Notes                                                     13
              (g)      Reliance of Trustee on Directions                         14
              (h)      Trustee Powers                                            14
  7      Record Keeping to Be Performed
              (a)      General
              (b)      Accounts                                                  15
              (c)      Inspection and Audit                                      16
              (d)      Judicial Determination                                    16
              (e)      Plan Amendment and other Information                      16
              (f)      Returns, Reports and Information                          16
  8      Compensation and Expenses                                               17
  9      Directions and Indemnification
              (a)      Identity of Administrator and Committee                   17
              (b)      Directions from Administrator                             17
              (c)      Directions from Committee                                 17
              (d)      Co-Fiduciary Liability and Investment
                       of Trust Assets                                           18
              (e)      Indemnification                                           18
              (f)      Survival                                                  18

                                TABLE OF CONTENTS
                                   (CONTINUED)



  SECTION                                                                      PAGE
10       Resignation or Removal of Trustee
               (a)      Resignation                                             18
               (b)      Removal                                                 18

11       Successor Trustee
               (a)      Appointment                                             18
               (b)      Acceptance                                              19
               (c)      Trustee Corporate Action                                19
               (d)      Sponsor Corporate Action                                19

12       Termination                                                            19
13       Notices                                                                19
14       Duration                                                               20
15       Amendment or Modification                                              20
16       General
               (a)      Performance by Trustee, its Agents or Affiliates        20
               (b)      Entire Agreement                                        20
               (c)      Waiver                                                  20
               (d)      Successors and Assigns                                  20
               (e)      Partial Invalidity                                      20
               (f)      Nonalienation of Trust                                  20
               (g)      section Headings                                        21
               (h)      Massachusetts Law Controls                              21
               (i)      Trust not a Party to the Plan                           21
               (j)      Counterparts                                            21

Schedules

A.       Record Keeping Services                                                22
B.       Fee Schedule                                                           24
C.       Investment Options                                                     26
D.       Sponsor's Authorization Letter                                         27
E.       Named Fiduciary's Authorization Letter                                 28
F.       Telephone Procedures                                                   29

         TRUST AGREEMENT (the "Agreement"), dated as of the first day of July, 1991, between Genentech, Inc., a Delaware corporation, having an office at 460 Point San Bruno Boulevard, South San Francisco, CA 94080 (the "Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trustee").


                                   WITNESSETH:

         WHEREAS, the Sponsor is the sponsor of the Genentech, Inc. Tax Reduction Investment Plan (the "Plan"); and

         WHEREAS, the Sponsor wishes to establish a trust to hold and invest plan assets under the Plan for the exclusive benefit of Members of the Plan and their Beneficiaries; and

         WHEREAS, the Committee is the named fiduciary of the Plan (within the meaning of section 402(a) of ERISA); and

         WHEREAS, the Trustee is willing to hold for safekeeping and invest the aforesaid plan assets in trust among several investment options selected by the Committee; and

         WHEREAS, the Sponsor wishes to have the Trustee perform certain administrative and ministerial record keeping functions under the Plan; and

         WHEREAS, the Sponsor is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA); and

         WHEREAS, the Trustee is willing to perform administrative and record keeping services for the Plan within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator or the Committee.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Definitions.

         "Administrator" shall have the definition set forth in the definition of "Sponsor".

         "Affiliate" shall mean a corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c), (m) or (o) of the Code), but only for the period during which such other entity is so affiliated with any Employer.

          "Agreement" shall mean this Agreement, including the schedules thereto, as amended from time to time in accordance therewith.

         "Beneficiary" shall means any person(s) entitled to receive benefits under the Plan.

          "Board of Directors" shall mean the Board of Directors of the Sponsor, as from time to time constituted.

          "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, any comparable provision of any future legislation amending, supplementing or superseding such section.

          "Committee" shall mean the administrative committee appointed by the Board of Directors and charged with the general administration of the Plan pursuant to the Plan. For purposes of this Agreement, the Committee is a named fiduciary of the Plan within the meaning of section 402(a)(1) of ERISA.

          "Employer" shall mean the Sponsor and each Affiliate that adopts the Plan in accordance with the Plan.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA include such section, any valid regulation promulgated thereunder, any comparable provision of any future legislation amending, supplementing or superseding such section.

         "FBSI" shall have meaning set forth in Section 6(e)(iii)(B) of the Agreement.

          "FIRSCO" shall have the meaning set forth on Schedule "F".

          "Matching Contributions" shall mean as to each Member the amounts contributed under the Plan by the Employers, excluding Salary Deferrals, in accordance with the Plan.

          "Member" shall mean an eligible employee (as defined under the Plan) of any Employer who becomes and has not ceased to be a member of the Plan in accordance with the Plan.

          "Member's Account" or "Account" shall mean as to any Member the separate account maintained in order to reflect his or her interest in the Plan. The subaccounts within each Account are defined in Section 4(a) of the Agreement.

         "Mutual Fund" shall have the meaning set forth in Section 6(b) of the Agreement.

         "NFSC" shall have the meaning set forth in Section 6(e)(iii)(B) of the Agreement.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act shall include such section, any valid regulation promulgated thereunder, any comparable provision of any future legislation amending, supplementing or superseding such section.

         "Pass-Through Issue" shall have the meaning set forth in Section 6(e)(v)(A)(1) of the Agreement.

          "Plan" shall mean the Genentech, Inc. Tax Reduction Investment Plan (Restatement of January 1, 1991), as heretofore or hereafter amended from time to time.

         "Plan Year" shall have the meaning set forth in the Plan.

         "Reporting Date" shall have the meaning set forth in Section 7(b) of the Agreement.

          "Salary Deferrals" shall mean as to each Member the amounts contributed under the Plan by the Employers in accordance with the salary deferral election made by such Member, all pursuant to the Plan.

         "Sponsor" shall mean Genentech, Inc., a Delaware corporation,, and any successor by merger, consolidation or otherwise that assumes the obligations of the Sponsor under the Plan and this Agreement. For purposes of this Agreement, the Sponsor is the administrator of the Plan within the meaning of sections 414
(g) and 3(16)(A) of the Code and ERISA, respectively (the "Administrator").

          "Sponsor Stock" shall mean equity securities issued by the Sponsor or an Affiliate which are publicly traded and which are "qualifying employer securities" within the meaning of Section 407 (d) (5) of BRISA, including but not limited to the redeemable common stock of the Sponsor, par value $0.02, while such redeemable common stock is outstanding, and thereafter the common stock of the Sponsor as from to time constituted.

          "Trust" shall mean the Genentech, Inc. Tax Reduction Investment Plan Trust established and maintained under this Agreement entered into by and between the Trustee and any Employer, as amended from time to time.

          "Trustee" shall mean Fidelity Management Trust Company, a Massachusetts trust company, and any additional, successor or substituted trustee(s) from time to time acting as Trustee of the Trust in accordance with this Agreement.

          "Valuation Date" shall mean any business day on which the assets of a Member's Account and/or the Trust are to be valued, as set forth in this Agreement.

         Any other term used in this Agreement which is defined in the Plan shall have the identical meaning when used in this Agreement unless a different meaning is clearly required in the context.

Section 2. Trust. The Sponsor hereby establishes the Trust with the Trustee. The Trust shall consist of an initial contribution or contributions of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor and/or transferred from a previous trustee under the Plan and consisting of all the Members' Salary Deferrals, Matching Contributions and rollover amounts (all pursuant to the Plan), such additional sums of money and/or Sponsor Stock as shall from time to time be delivered to the Trustee, all investments made therewith and proceeds thereof, and all earnings and profits (less any losses) thereon, less the payments, transfers and other distributions that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement and acknowledges that it assumes the fiduciary duties established by this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement, and Trustee agrees to deal with the Trust at all times in accordance with the provisions of this Agreement and the Plan. The Trust established herein is intended to comply with ERISA, to be a "qualified trust" exempt from taxation under section 401 and 501 of the Code, and to qualify under section 404(c) of ERISA.

Section 3. Exclusive Benefit and Reversion of Sponsor Contributions. Except as provided under applicable law and as provided to the limited extent set forth in the Plan, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the Members, or Beneficiaries prior to the satisfaction of all accrued liabilities with respect to each of the foregoing. Any obligation to contribute Salary Deferrals and/or Matching Contributions under the Plan or this Agreement after initial qualification is hereby conditioned upon the continued qualification of the Plan under section 401(a) of the Code and the exempt status of the Trust under section 501(a) of the Code and upon the deductibility of such Salary Deferrals and/or Matching Contributions under section 404(a) of the Code. That portion of any Salary Deferral of Matching Contribution which is contributed or made by reason of a good faith mistake of fact, or by reason of a good faith mistake in determining the deductibility of such portion, shall be returned to the Employers as promptly as practicable, but not later than one (1) year after the contribution was made or the deduction was disallowed (as the case may be). The amount returned pursuant to the preceding sentence shall be an amount equal to the excess of the amount actually contributed over the amount that would have been contributed if the mistake had not been made; provided, however, that any gains attributable to the returnable portion shall be retained in the Trust; and provided further, however, that the returnable portion shall be reduced (i) by any losses attributable thereto and (ii) to avoid a reduction in the balance of any Member's Account below the balance that would have resulted if the mistake had not been made.

Section 4. Members' Accounts.

          (a) Contributions to Accounts. The Sponsor or Committee shall transmit to the Trustee all contributions of Members as may be required or permitted under the Plan. All such contributions shall be made in cash and shall be paid to the Trustee for allocation, investment and reinvestment in accordance with the terms of this Agreement and the Plan. At the direction of the Committee, the Trustee shall establish and maintain for each individual Member an Account consisting of up to four (4) subaccounts, as appropriate:

              (i) a "Salary Deferral Account" to which the Trustee at the direction of the Administrator or Committee shall contribute all Salary Deferrals elected by the Member to be paid to the Trust and invested and reinvested by the Trustee at the direction of the Member, in accordance with the Plan and this Agreement;

              (ii) a "Matching Account" to which the Trustee at the direction of the Administrator or Committee shall contribute all Matching Contributions to be paid to the Trust and invested and reinvested by the Trustee at the direction of the Member, in accordance with the Plan and this Agreement;

              (iii) a "Rollover Account" to which the Trustee at the direction of the Administrator or Committee shall contribute all transfers of assets qualifying as a rollover under section 402 (a) (5) or 408(d)(3)(A)(ii) of the Code to be made to the Trust and invested and reinvested by the Trustee at the direction of the Member, in accordance with the Plan and this Agreement; and

              (iv) a "Loan Account" to which the Trustee at the direction of the Administrator or Committee shall credit (A) any amounts loaned to the Member (or Beneficiary of a deceased Member) from the Member's Account, after liquidation of a portion of the Member's investments and reallocation of the proceeds to the Loan Account, and (B) any interest and principal payments on loans made to any Member (or Beneficiary of a deceased Member) as received by the Trustee from the Committee. (which payments, after appropriate adjustment of the Loan Account, shall be reallocated and invested and reinvested by the Trustee at the direction of the Member), all in accordance with the Plan and this Agreement.

         (b) Limitations on Trustee. The Trustee shall have no duty to determine or inquire whether any contributions to the Trust are made in compliance with the Plan; nor shall the Trustee have any duty or authority to compute any amount to be paid to the Trust; nor shall the Trustee be responsible for the collection or adequacy of any contributions to the Trust.

Section 5. Disbursements.

         (a) Directions from Committee. The Trustee shall make disbursements, payments and distributions out of the assets of the Trust in the amounts and in the manner that the Administrator or Committee directs from time to time in writing.

The Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

         (b) Limitations. The Trustee shall not be required to make any disbursement, payment or distribution in excess of the net realizable value of the assets of the Trust at the time of the disbursement.

         (c) Payments. Any disbursement, payment or distribution from such portion of a Member's Account as is not invested in Sponsor Stock shall be made in the form of a single lump sum payment of cash (or its equivalent) equal to the balance credited to such portion of the Account as of the Valuation Date (as defined hereinbelow for purposes of this Section). Any disbursement, payment or distribution from such portion of a Member's Account as is invested in Sponsor Stock shall be made in the form of a single lump sum payment in (i) whole shares of the Sponsor Stock allocable to such portion of the Account as of the Valuation Date, (ii) cash equal to the fair market value of such Sponsor Stock, or (iii) a combination of both, as elected by the distributee; provided, however, that if fewer than 100 shares of Sponsor Stock are allocable to the Member's Account, the distribution shall be made in cash (or its equivalent) to that extent. The Trustee shall make all disbursements, payments and distributions in Sponsor Stock in accordance with the provisions of the Plan as instructed by the Administrator or Committee. For purposes of this Section, the Valuation Date shall be the date on which occur the transactions required to effectuate the liquidation of the assets of the Account (whether later distributed as cash or Sponsor Stock or both).

         (d) Cash in the Trust. The Trustee shall keep such portion of the assets of the Trust in cash (or cash equivalents) as the Administrator or Committee shall specify in writing from time to time to meet contemplated disbursements, payments and distributions from the Trust. The Trustee may invest such cash, along with any other cash portions of the Trust assets, in accordance with such investment policies and guidelines as may be communicated to the Trustee from the Administrator or Committee from time to time.

Section 6. Investment of Trust.

         (a) Selection of Investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

         (b) Available Investment Options. The Committee shall direct the Trustee as to what investment options Members may invest in, subject to the following limitations. The Committee may determine to offer as investment options only (i) securities issued by the investment companies advised by Fidelity Management & Research Company ("Mutual Funds"), (ii) Sponsor Stock,
(iii) notes evidencing loans to Members (or Beneficiaries) in accordance with the terms of the Plan, (iv) guaranteed investment contracts chosen by the Trustee, and (v) collective investment funds maintained by the Trustee for qualified plans; provided, however, the Trustee shall be considered a fiduciary with investment discretion only with respect to Trust assets that are invested in collective investment funds maintained by the Trustee for qualified plans. The investment options initially selected by the Committee are identified on Schedules "A" and "C" attached hereto. The Committee may change investment options upon amendment of this Trust Agreement and the Schedules thereto, in accordance with section 15 of this Agreement, to reflect such changes.

         (c) Participant Direction. Each Member shall direct the Trustee in which investment option(s) to invest the assets in the Member's Account. Such directions may be made by Members by use of the telephone exchange system maintained for such purposes by the Trustee or its agent, in accordance with the written Telephone Exchange Guidelines attached hereto as Schedule "F". In the event that the Trustee fails to receive a proper direction in accordance with Schedule "F", the assets shall be invested in the securities of the Mutual Fund set forth for such purpose on Schedule "C", until the Trustee receives a proper direction. Any direction made by a Member in accordance with the Telephone Exchange Guidelines shall be treated as a direction made in writing by the Committee for purposes of Section 9(c).

         (d) Mutual Funds. The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Mutual Fund selected by the Committee as a Plan investment option. Trust investments in Mutual Funds shall be subject to the following limitations:

              (i) Execution of Purchases, Sales and Exchanges. Executions of purchases and sales of Mutual Funds (not including exchanges among investments, which are directed by Members as set forth hereinbelow) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales, together, in the case of purchases, with a wire transfer of funds necessary to make such purchases. Exchanges of investments in Mutual Funds shall be made at the direction of Members, in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "F".

              (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Member (or, if deceased, his or her Beneficiary) who has shares of the Mutual Fund allocated to the Member's Account, together with a voting instruction form for return to the Trustee or its designee. The Member shall have the right to instruct the Trustee as to the manner in which the Trustee is to vote the shares credited to the Member's Account. The Trustee shall vote the shares as instructed by the Member. The Trustee shall not vote shares for which it has received no instructions from the Member. With respect to all rights other than the right to vote, the Trustee shall follow the instructions of the Member and if no such instructions are received, the instructions of the Committee. The Trustee shall have no duty to solicit instructions from Members. The voting instructions of the Members shall be held in strictest confidence by the Trustee And shall not be divulged or released to any person, including the Sponsor or any Affiliate or any officer, director or employee, thereof, or any other person except for a record keeper, auditor or other person providing services to the Trust if the person (a) is not the Sponsor or an Affiliate and (b) agrees not to divulge the instructions to any other person.

         (e) Sponsor Stock. Investments of Trust assets in Sponsor Stock shall be subject to the following limitations:

              (i) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions of Members under section 6(c) of this Agreement.

              (ii) Fiduciary Duty of Committee. The Committee shall continually monitor the suitability under the fiduciary duty rules of section 404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA) of acquiring and holding Sponsor Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of the Committee with respect to the acquisition and holding of Sponsor Stock, unless the actions to be taken under those directions would be prohibited by the foregoing fiduciary-duty rules or would be contrary to the terms of the Plan or this Agreement.

              (iii) Execution of Purchases and Exchanges.

              (A) Executions of purchases and sales of Sponsor Stock (not including exchanges among investments, which are directed by Members as set forth hereinbelow) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales, together, in the case of purchases, with a wire transfer of funds necessary to make such purchases. All purchases and sales of Sponsor Stock shall be made on the open market. Exchanges of investments in Sponsor Stock by Members shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "F". Such general rules shall not apply in the following circumstances:

                  (1) if the Trustee is unable to determine the number of shares required to be purchased or sold on such day; or

                  (2) if the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

                  (3) if the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day. In the event of the occurrence of the circumstances described in (1), (2), or (3) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow directions from the Committee to deviate from the above purchase and exchange procedures provided that such direction is made in writing by the Committee.

              (B) Use of an Affiliated Broker. The Sponsor hereby authorizes the Trustee to use Fidelity Brokerage Services, Inc.

("FBSI") to provide brokerage services in connection with any exchange of Sponsor Stock in accordance with directions from Members. FBSI shall execute such directions directly or through its affiliate, National Financial Services Company ("NFSC"). The provision of brokerage services shall be subject to the following:

                  (1) As consideration for such brokerage services, the Sponsor agrees that FBSI shall be entitled to remuneration under this authorization provision in the amount of five cents ($.05) commission on each share of Sponsor Stock up to 10,000 shares in a singular transaction, four cents ($.04) commission on each share of Sponsor Stock from 10,001 to 20,000 shares in a singular transaction, and three and one-half cents ($.035) commission on each share of Sponsor Stock in excess of 20,000 shares in a singular transaction. Any change in such remuneration may be made only by a signed agreement between Sponsor and Trustee.

                  (2) Following the procedures set forth in Department of Labor Prohibited Transaction Class Exemption 86-128, the Trustee will provide the Sponsor with the following documents: (1) a description of FBSI's brokerage placement practices; (2) a copy of PTCE 86-128; and (3) a form by which the Sponsor may terminate this authorization to use a broker affiliated with the Trustee in accordance with subsection (iv) below. The Trustee annually will provide the Sponsor with this termination form and an annual report which summarizes all securities transaction-related charges incurred by the Plan and the Plan's annualized turnover rate.

                  (3) Any successor organization of FBSI, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

                  (4) The Trustee and FBSI shall continue to rely on this authorization provision until notified to the contrary as provided for herein. The Sponsor reserves the right in its sole discretion to terminate this authorization upon sixty (60) days prior written notice to FBSI (or its successor) and to the Trustee, in accordance with Section 13 of this Agreement.

             (iv) Securities Law Reports. The Committee shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of

Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any such report. The Trustee promptly shall provide to the Committee such accurate and complete information on the Trust's ownership of Sponsor Stock as the Committee may reasonably request in order to file such reports and otherwise to comply with Federal or state securities laws.

              (v) Voting and Tender Offers. Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The Sponsor, after consultation with the Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering or exchanging of Sponsor Stock.

                  (A) Voting.

                      (1) With respect to Pass-Through Issues (as hereinafter defined), all Sponsor Stock in the Trust shall be voted, tendered or exchanged in accordance with the following provisions. For purposes of this Agreement, a "Pass-Through Issue" with respect to Sponsor Stock is an issue that concerns:

                          (I)   the voting of shares of Sponsor Stock with
respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or any transaction which the Committee determines, in its discretion, to be similar to the foregoing;

                          (II)  any tender or exchange offer for Sponsor Stock;

                          (III) any proposal by a shareholder pursuant to Rule
14a-8 under the 1934 Act;

                          (IV)  any election contest governed by Rule 14a11
under the 1934 Act;

                          (V)   any proposal with respect to which there is any
"solicitation in opposition" (within the meaning of Rule 14a-6 under the 1934
Act); or

                          (VI) any such other event that the Committee
designates a Pass-Through Issue.

                      (2) For purposes of this Agreement, each Member (or if deceased, his or her Beneficiary) shall be a named fiduciary (within the meaning of, but not limited to, sections 402(a) and 403(a)(1) of ERISA) with respect to Pass-Through Issues for all shares of Sponsor Stock as to which the Member has the right of direction with respect to voting, tender, and any other rights appurtenant to such Sponsor Stock. That named fiduciary status shall apply with respect to Pass-Through Issues for all shares of Sponsor Stock allocable to the Member's Account.

                      (3) In implementing the provisions of this Agreement relating to voting of Sponsor Stock, each appropriate fiduciary shall take all steps necessary or appropriate to ensure that each Member's (or, if deceased, his or her Beneficiary's) instructions shall be kept in strictest confidence and shall not be divulged or released to any person, except as provided in the next sentence, including any officers, directors or employees of the Sponsor or any Affiliate. To the extent necessary for the operation of these provisions, however, the instructions may be provided to a record keeper, auditor or other person providing services to the Trust if the person (a) is not the Sponsor or an Affiliate and (b) agrees not to divulge the instructions to any other person.

                      (4) Notwithstanding any contrary provision of this Agreement, whenever any proxies or consents are solicited from the holders of Sponsor Stock with respect to Pass-Through Issues, the Trustee shall exercise voting or other rights solely as directed in written instructions timely received from Members (or, if deceased, their Beneficiaries) and in accordance with this provision. Each Member (or, if deceased, his or her Beneficiary) shall have the right, with respect to Pass-Through Issues, to instruct the Trustee in writing as to the manner in which to vote those shares at any stockholders, meeting of the issuer of Sponsor Stock, or the manner in which the Trustee shall give or withhold consent with respect to the shares. The following procedures shall apply:

                          (I) The Sponsor shall use its best efforts to timely
distribute or cause to be distributed to each Member (or, if deceased, his or her Beneficiary) such information concerning Pass Through Issues as will be distributed to stockholders of the issuer of Sponsor Stock in connection with any stockholders' meeting or any solicitation of voting or consents, together with a request for confidential instructions to the Trustee or its designee on how shares of Sponsor Stock shall be voted on each such matter or how consents shall be given or withheld.

                          (II) The Trustee shall pool the results of
instructions received from all Members to whose Accounts fractional shares of Sponsor Stock are allocable and shall vote or otherwise act accordingly with respect to those shares on Pass-Through Issues.

                          (III) In the case of a deceased Member who has more
than one Beneficiary, the Trustee shall vote or otherwise act on Pass-Through Issues in accordance with the instructions of the Member's Beneficiaries in respect of the shares allocable to the deceased Member's Account in proportion to the Beneficiaries' respective interests in the Member's Account in accordance with rules established by the Committee.

                          (IV) If no instructions are received with respect to
shares of Sponsor Stock allocable to a Member's Account, those shares shall not be voted nor shall any other actions be taken under this provision with respect to the shares on Pass-Through Issues.

                      (B) Tender Offers.

                          (1) Notwithstanding any contrary provision of this
Agreement, whenever any tender or exchange offer is made for shares of Sponsor Stock, the Trustee shall tender or exchange shares of Sponsor Stock (or refrain from tendering or exchanging Sponsor Stock) solely as directed in written instructions timely received from Members (or, if deceased, their Beneficiaries) and in accordance with this provision.

                          (2) Each Member (or, if deceased, his or her
Beneficiary) shall have the right, with respect to shares of Sponsor Stock allocable to his or her Account, to instruct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to those shares. The following procedures shall apply:

                              (I) The Sponsor shall use its best efforts to
timely distribute or cause to be distributed to each Member (or, if deceased, his or her Beneficiary) such information as will be distributed to stockholders of the issuer of Sponsor Stock in connection with any tender or exchange offer, together with a request for confidential instructions to the Trustee or its designee to respond to the tender or exchange offer.

                              (II) If, and to the extent that the Trustee shall
not have timely received instructions from any Member (or, if deceased, his or her Beneficiary) with a right to instruct under the Plan, such person shall be deemed to have timely instructed the Trustee not to tender or exchange the relevant shares of Sponsor Stock.

                              (III) The Trustee shall pool the results of
instructions received from all Members to whose Accounts fractional shares of Sponsor Stock are allocable and shall respond to the tender or exchange offer accordingly with respect to those shares.

                              (IV) In the case of a deceased Member who has more
than one Beneficiary, the Trustee shall respond to the tender or exchange offer in accordance with the instructions of the Member's Beneficiaries in respect of the shares allocable to the deceased Member's Account in proportion to the Beneficiaries' respective interests in the Member's Account in accordance with rules established by the Committee.

                              (V) Shares of Sponsor Stock allocated to a
Member's Account with respect to which no timely instructions are furnished shall be treated as shares with respect to which instructions not to tender or exchange have been timely furnished.

                              (VI) An instruction by a Member to the Trustee to
tender shares of Sponsor Stock credited to the Member's Account shall not be considered a written election under the Plan by the Member to withdraw, or have distributed, any or all of his or her withdrawable shares. The Trustee shall credit to each Member's Account from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that Account. Pending receipt of directions from the Member, in accordance with Schedule "F", as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the Mutual Fund described in Schedule "C".

                              (VI) Shares Credited. For all purposes under this
Section (including, without limitation, investment and reinvestment of assets in Members' Accounts and voting, tendering or exchanging of Sponsor Stock). The number of Shares deemed allocated to a Member's Account shall be determined as of the relevant Valuation Date (as defined hereinbelow for purposes of this Section). Such Valuation Date shall be the date on which occur the transactions effectuating such investment or reinvestment, or, in the case of voting, tendering or exchanging, the date on which falls the record date fixed for purposes of such voting, tendering or exchanging.

             (vii) General. Except with respect to the right to vote with respect to Pass-Through Issues and the right to tender or exchange, all rights and powers appurtenant to all Sponsor Stock held in the Trust shall be exercised only in accordance with written instructions of the Committee. However, if the Committee shall fail to give, or shall notify the Trustee in writing of its decision not to give, timely instructions to the Trustee, the Trustee shall exercise such rights and powers in its sole discretion.

         (f) Notes. The Committee shall act as the Trustee's agent for the purpose of holding all Trust assets in Members' Loan Accounts, and as such shall
(i) hold physical custody of and keep safe the promissory notes and other loan documents, (ii) collect and remit all principal and interest payments to the Trustee, (iii) direct the Trustee as to the amount in any Member's Account that must be reallocated to such Member's Loan Account in accordance with the Plan and this Agreement, (iv) advise the Trustee of the Member's Account, amount and distributee of the cash (or its equivalent) to be paid representing loans, and
(v) cancel and surrender the promissory notes and other loan documentation in accordance with the Plan.

         (g) Reliance of Trustee on Directions.

             (i) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from any Member's exercise or nonexercise of rights under this Section 6 over the assets in the Member's Account.

             (ii) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Committee's exercise or non-exercise of rights under this Section 6, unless the actions to be taken under the Committee's directions were prohibited by the fiduciary duty rules of section 404(a) of ERISA or were contrary to the terms of the Plan or this Agreement.

         (h) Trustee Powers. The Trustee shall have the following powers and authority:

             (i) Subject to paragraphs (b), (c), (d) and (e) of this Section 6, to control, manage, invest and reinvest the assets of the Trust in accordance with the terms of the Plan and this Agreement.

             (ii) subject to paragraphs (b), (c), (d) and (e) of this Section 6, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

             (iii) Subject to paragraphs (b) and (c) of this Section 4, to invest in guaranteed investment contracts and short term investments (including interest-bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in collective investment funds maintained by the Trustee for qualified plans, in which case the provisions of each collective investment fund in which the Trust is invested shall be deemed adopted by the Sponsor and the provisions thereof incorporated as a part of this Trust as long as the fund remains qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code.

             (iv) To cause any securities or other property held as part of the Trust to be registered in whole or in part in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York and to hold any investments in bearer form, provided that the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

             (v) To keep that portion of the Trust in cash or cash balances or cash equivalents as the Committee may, from time to time, designate in writing to meet contemplated payments from the Trust.

             (vi) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance with respect to assets of the Trust and to carry out the powers herein granted.

             (vii) To commence, participate in or defend suits or legal or administrative proceedings involving the Trustee in its capacity hereunder; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action from the Trust if not paid by the Sponsor.

             (viii) To appoint agents and employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

             (ix) To do all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Section 7. Record Keeping to Be Performed.

         (a) General. The Trustee at all times and on a timely basis shall perform those record keeping functions described in Schedule "A" attached hereto. These record keeping functions shall be performed within the framework of the Committee's written directions regarding the Plan's provisions, guidelines and interpretations. The Trustee shall preserve all records and accounted established and maintained by the Trustee with respect to the Trust for any time period required under any applicable law. Upon expiration of such time period, the Trustee shall have the right to destroy all such records and accounts, provided that the Trustee previously notifies the Administrator in writing of its intention to destroy such records and accounts and promptly transfers to the Administrator any and all such records and accounts requested by the Administrator.

         (b) Accounts. The Trustee at all times shall keep true and accurate accounts of all investments, reinvestment, receipts, proceeds, disbursements, payments and other transactions hereunder, and shall report the fair market value of the assets held in the Trust as of each Valuation Date and, if applicable, the date on which the Trustee resigns or is removed as provided in section 10 or is terminated as provided in Section 12 (in either case, the "Reporting Date"), in any case with such fair market value to be determined in accordance with the Plan and with generally acceptable accounting principles. Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a certified written report setting forth (a) all investments, reinvestment, receipts, proceeds, disbursements, payments and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, (b) value of the Trust as of the Reporting Date, and (c) all other information as may be required under applicable law. Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such report with the Administrator, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such report, except with respect to such acts or transactions as to which the Administrator shall within such six
(6) month period file with the Trustee written objections thereto.

         (c) Inspection and Audit. All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit by the Administrator or any person or entity designated by the Administrator, during the Trustee's regular business hours at any time during the time period during which the Trustee is required to preserve such records under Section 7(a). Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of each Member's Account as of the resignation, removal, or termination of the Trustee hereunder, and the Trustee shall provide to the Administrator (or the Plan's new record keeper if directed to by the Administrator) such further records as are available, at the Sponsor's expense.

         (d) Judicial Determination. Nothing contained herein shall be construed or interpreted as denying the Trustee or the Sponsor the right to have the Trustee's accounts judicially determined.

         (e) Plan Amendment and Other Information. The Trustee's provision of the record keeping services set forth in this Section 7 shall be conditioned on the Sponsor providing the Trustee on a timely basis with a copy of any amendment to the Plan following such amendment's adoption in accordance with the Plan, all information the Administrator deems necessary for the Trustee to perform the record keeping services, and such other information as the Trustee may reasonably request in writing. The Sponsor intends to submit the Plan, as amended, to the Internal Revenue Service and to request from it a favorable determination letter as to the Plan's qualified status under section 401(a) of the Code. Upon receipt, the Administrator will provide the Trustee promptly with a copy of such favorable determination letter as well as any subsequent favorable determination letters received by the Sponsor.

         (f) Returns, Reports and Information. The Committee shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. In addition to the items set forth on Schedule "A". The Trustee shall provide the Committee with such information as the Committee may reasonably request to make these filings. The Committee shall also be responsible for making any disclosures to Members required by law including, without limitation, such disclosures as may be required under federal or state truth-in-lending laws with regard to Member (or Beneficiary) loans.

Section 8. Compensation and Expenses. Within thirty (30) days of receipt of the Trustee's bill, which shall be computed and billed in accordance with Schedule "B", the Sponsor shall send to the Trustee a payment in such amount. All taxes and assessments of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the assets of the Trust in accordance with the following procedure. With respect to taxes and assessments upon or in respect to the Trust or the income thereof, the Trustee shall notify the Administrator in writing of such taxes and assessments. Unless the Administrator notifies the Trustee to the contrary within thirty (30) days of receipt of the Trustee's notice hereunder, the Trustee shall pay such taxes and assessments from the assets of the Trust. If the Administrator notifies the Trustee that, in the opinion of the Administrator, such taxes and assessments are invalid or should be contested, the Trustee shall take whatever action is specified in the Administrator's notice regarding such taxes and assessments, including contesting such taxes and assessments.

Section 9. Directions and Indemnification.

         (a) Identity of Administrator and Committee. The Trustee shall be fully protected in relying on the fact that the Committee and the Administrator under the Plan are the individuals, persons or entities named as such above or such other individuals, persons or entities as the Sponsor may notify the Trustee of in writing.

         (b) Directions from Administrator. Except as otherwise provided for herein, whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule "D", provided the Trustee reasonably believes the signature of the individual to be genuine. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy,
(ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

         (c) Directions from Committee. Except as otherwise provided herein, whenever the Committee provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Committee in the form attached hereto as Schedule "E" and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless the actions to be taken under the direction would be prohibited by the fiduciary duty rules of section 404(a) of ERISA or would be contrary to the terms of the Plan or this Agreement.

         (d) Co-Fiduciary Liability and Investment of Trust Assets. The Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA. The Trustee shall be considered a fiduciary with investment discretion with respect to Trust assets that are invested in collective investment funds maintained by the Trustee, and as such shall discharge its investment duties hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and by diversifying the investments held hereunder consistent with investment policies, objectives and guidelines so as to minimize the risk of large losses, unless under the Plan or the circumstances it would be clearly not prudent to diversify.

         (e) Indemnification. The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising from the Trustee's negligence or bad faith or breach of fiduciary duties hereunder.

         (f) Survival. The provisions of this Section 9 shall survive the termination of this Agreement.

Section 10. Resignation or Removal of Trustee.

         (a) Resignation. The Trustee may resign at any time upon sixty (60) days' prior notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

         (b) Removal. The Sponsor may remove the Trustee at any time upon sixty
(60) days' prior notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

Section 11. Successor Trustee.

         (a) Appointment. If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee or trustees under this Agreement as of the time of such vacancy. Any such successor trustee shall accept such appointment by a written instrument delivered to the Trustee and the Sponsor, and upon becoming such a successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

         (b) Acceptance. When any such successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver, assign, convey and transfer all assets then constituting the Trust to the successor trustee.

         (c) Trustee Corporate Action. Any successor of the Trustee or of a successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction and assumption of the obligations of Trustee under the Trust and the Plan, become the successor trustee under this Agreement.

         (d) Sponsor Corporate Action. Any successor to the Sponsor, through sale or transfer of the business or assets of the Sponsor, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction and assumption of the obligations of the Sponsor under the Trust and the Plan, become the successor Sponsor under this Agreement.

Section 12. Termination. This Agreement may be terminated at any time by the Sponsor upon sixty (60) days' prior notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee shall make such distributions as are specified in the Plan after written notice to the Sponsor. If the Plan is silent or inconsistent with applicable law, the Trustee reserves the right to bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 13. Notices. All notices under this Agreement, except as otherwise provided herein, must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Senior Corporate Counsel, Genentech, Inc., 460 Point San Bruno Blvd., South San Francisco, CA 94080, and to the Trustee c/o John M. Ximpel, Fidelity Investments, 82 Devonshire Street,

Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 14. Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 15. Amendment or Modification. The Sponsor shall have the right from time to time and at any time by appropriate action to modify or amend the Agreement in whole or in part upon seventy five (75) days, prior written notice to the Trustee, provided that no modification or amendment that affects the rights, duties or obligations of the Trustee may be made without the Trustee's written consent thereto. To reflect increased operating costs the Trustee may once each calendar year amend Schedule "B" with the Sponsor's prior written consent upon seventy-five (75) days written notice to the Sponsor.

 Section 16. General.

         (a) Performance by Trustee, its Agent or Affiliates. The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates including employ Fidelity Investments Institutional Operations company or its successor.

         (b) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

         (c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

         (d) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

         (e) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (f) Nonalienation of Trust. Except as heretofore provided in this Agreement or in the Plan, neither the Sponsor nor any Employer, Member, former Member or his or her spouse, Beneficiary or estate to which the Trust applies shall have any interest in or right to the assets of this Trust, and to the full extent of all applicable law, the assets of this Trust shall not be subject to any form of attachment, garnishment, sequestration or other actions of collection afforded creditors of such Sponsor, Employers, Members, former Members or their spouses, Beneficiaries or estates. The Trustee shall not recognize any assignment or alienation of Benefits unless, and then only to the extent that, written notices are received from the Administrator or the Committee with respect thereto.

         (g) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.


         (h) Massachusetts Law Controls. This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construction, effect, and administration of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts and all applicable federal laws and regulations from time to time applicable thereof.

         (i) Trustee Not a Party to the Plan. The Trustee is not a party to the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control, except that the provisions of the Plan shall not alter, amend or expand the rights, duties or obligations of the Trustee without the Trustee's written consent thereto.

         (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



                                             GENENTECH, INC.



Attest: /s/ JOHN P. McLAUGHLIN               By: /s/ JOHN P. McLAUGHLIN
        ----------------------                   ----------------------
               Secretary                              Vice President



                                             FIDELITY MANAGEMENT TRUST COMPANY



Attest: /s/ DOUGLAS O. KENT                  By: /s/ AUTHORIZED SIGNATORY
        -------------------                      ------------------------
          Assistant Clerk                          Senior Vice President

                                  SCHEDULE "A"

                             ADMINISTRATIVE SERVICES


Administration

* Establishment and maintenance of Members' Accounts and election percentages.

*        Maintenance of nine plan investment options:

         -  Sponsor Stock
         -  Fidelity Money Market Trust: Retirement Money Market Portfolio
         -  Fidelity Magellan fund
         -  Fidelity Intermediate Bond Fund
         -  Fidelity Balanced Fund
         -  Fidelity U.S. Equity Index Portfolio
         -  Fidelity Overseas Fund
         -  Fidelity Growth company Fund
         -  Fidelity Growth & Income Portfolio

*        Maintenance of up to four subaccounts for each Member:

         -  Salary Deferral Account
         -  Matching Account
         -  Rollover Account
         -  Loan Account

*        Processing of mutual fund trades.

         The trader will provide only those record keeping services set forth on this Schedule "A" and no others.


Processing

*        Semi-monthly processing of contribution data from Sponsor.
* Daily processing of Members' exchanges and changes of future allocations.
*        Semi-monthly reconciliation and processing of withdrawals.

Other

* Monthly trial balances and performance data within 30 days following end of each month.
* Quarterly administrative reports and investment reviews within 30 days following end of each Plan quarter.
* Quarterly Members' statements on performance and investment options within 30 days following end of each Plan quarter.
* Written confirmation of telephonic exchanges and allocation changes within 5 business days of request date.
*        Year-end reporting to Sponsor.
*        Annual plan financial summary to Sponsor.
*        Market and fund updates.
* Financial reporting package to assist Sponsor in filing with IRS of the Plan's Form 550
* Forwarding and filing with IRS of Form 1099-Rs for annual Member tax reporting.
*        Member (and Beneficiary) loan report.
*        Toll-free 24-hour Member number for fund information.
* Performance of section 401(k) limitation testing upon request. In order to obtain this service, Sponsor shall be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines.
* Employee communications describing available investment options and educational pieces on investing, including multimedia informational materials and group presentations.



GENENTECH, INC.                            FIDELITY MANAGEMENT TRUST COMPANY





By: /s/ JOHN P. McLAUGHLIN  6/26/91        By: /s/ AUTHORIZED SIGNATORY  6/26/91
        ---------------------------            ---------------------------------
        (Name)               Date              Senior Vice President      Date

                                  SCHEDULE "B"

                                  FEE SCHEDULE


Annual Member Fee     $15.00 per Member,* subject to a $15,000 per year minimum, billed and payable quarterly.


Member                Loan Fees Establishment fee of $10.00 per loan account;
                      additional annual fee of $15.00 per Loan Account.

Other Fees: separate charges (a) for optional ADP testing, (b) of $2,500 installation fee for remote access plus $1,000 annual maintenance fee plus TYMNET hourly usage fee, and (c) for extraordinary expenses resulting from large numbers of simultaneous manual transactions or from errors not caused by Trustee. (There will be no additional fees or charges for reasonable levels of materials and support personnel.)

* This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a Member's Account as part of the Plan's records, e.g., vested, deferred, forfeiture, top-heavy and terminated participants who must remain on file through calendar year-end for 1099-R reporting purposes.


Trustee Fees**

To the extent that Trust assets are invested in Mutual Funds, 0.02% per year payable pro rata quarterly on the basis of such assets in the Trust as of the Valuation Date (as defined in the Plan).

To the extent that Trust assets are invested in Sponsor Stock, 0.25% of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the Valuation Date (as defined in the plan), up to a limit of $25 million in assets invested in Sponsor Stock.

** Trustee fees for Mutual Funds and Sponsor Stock (in the aggregate) are subject to a $10,000 per year minimum.

The Trustee will charge only those fees set forth on this Schedule "B" and no others.



GENENTECH, INC.                            FIDELITY MANAGEMENT TRUST COMPANY





By: /s/ JOHN P. McLAUGHLIN  6/26/91        By: /s/ AUTHORIZED SIGNATORY  6/26/91
        ---------------------------            ---------------------------------
        (Name)               Date              Senior Vice President      Date

                                  SCHEDULE "C"

                               INVESTMENT OPTIONS


         In accordance with Section 6(b) of the Agreement, the Committee hereby directs the Trustee that Members' Accounts may be invested in the following investment options:

         -  Sponsor Stock
         -  Fidelity Money Market Trust: Retirement Money Market Portfolio
         -  Fidelity Magellan Fund
         -  Fidelity Intermediate Bond Fund
         -  Fidelity Balanced Fund
         -  Fidelity U.S. Equity Index Portfolio
         -  Fidelity Overseas Fund
         -  Fidelity Growth Company Fund
         -  Fidelity Growth & Income Portfolio

The mutual fund advised by Fidelity Management & Research Company referred to in
Section 6(c) of the Agreement shall be Fidelity Money Market Trust: Retirement Money Market Portfolio.

GENENTECH, INC.



By: /s/ JOHN P. McLAUGHLIN  6/26/91
        ---------------------------
        (Name)               Date

Mr. Peter Smail
Fidelity Investments Institutional
         Operations Company
83 Devonshire Street
Boston, Massachusetts 02109



                  GENENTECH, INC. TAX REDUCTION INVESTMENT PLAN


Dear Mr. Smail:

         This letter is sent to you in accordance with Section 9(b) of the Trust Agreement, dated as of July 1, 1991, between Genentech, Inc. and Fidelity Management Trust Company. We hereby designate Marty Glick as the individual who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. The signature of the designated individual is set forth below and certified to be such.

         You may rely upon each designation and certification set forth in this letter until we deliver to you written notice of the termination of authority of a designated individual.



                                            Very truly yours,

                                            GENENTECH, INC.



                                            By: /s/ MARTY GLICK
                                                ---------------------

By: /s/ MARTY GLICK
    ----------------------
    Marty Glick, Treasurer

Mr. Peter Smail
Fidelity Investments Institutional
         Operations Company
83 Devonshire Street
Boston, Massachusetts 02109



                  GENENTECH, INC. TAX REDUCTION INVESTMENT PLAN


Dear Mr. Smail:

         This letter is sent to you in accordance with Section 9(b) of the Trust Agreement, dated as of July 1, 1991, between Genentech, Inc. and Fidelity Management Trust Company. We hereby designate Marty Glick, Louis J. Lavigne, Jr. and Larry Setren as the individuals who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

         You may rely upon each designation and certification set forth in this letter until we deliver to you written notice of the termination of authority of a designated individual.



                                        Very truly yours,

                                        ADMINISTRATIVE COMMITTEE



                                        /s/ MARTY GLICK
                                        -------------------------------------
                                        Marty Glick

                                        /s/ LOUIS J. LAVIGNE, JR.
                                        -------------------------------------
                                        Louis J. Lavigne, Jr.

                                        /s/ LARRY SETREN
                                        -------------------------------------
                                        Larry Setren

                                  SCHEDULE "F"

                   TELEPHONE EXCHANGE PROCEDURES AND SERVICES


A. Exchanges:

The following toll-free telephone exchange procedures are currently employed by Fidelity Investments Retirement Services Company ("FIRSCO").

Telephone exchange hours are 8:30 a.m. (EST) to 8:00 p.m. (EST) on each business day. A "business day" is any day on which the New York Stock Exchange is open.


                                  Mutual Funds

         Exchanges Between Mutual Funds

         Members may call on any business day to exchange between the mutual funds. If the request is received before 4:00 p.m. (EST), it will receive that day's trade date. Calls received after 4:00 p.m. (EST) will be processed on a next day basis.


                                  Sponsor Stock

I.       Exchanges from Mutual Funds to Sponsor Stock

         Sponsor Stock exchanges are processed on a monthly cycle. Members who wish to exchange out of a mutual fund into Sponsor Stock may call between the 1st and the 15th of the month. No calls will be accepted after 4:00 p.m. (ET) on the 15th (or previous business day if the 15th is not a business day).

         Mutual fund shares are sold on the 16th of the month (or the previous business day if the 16th is not a business day) and the Sponsor Stock is purchased within two (2) business days after the date on which the mutual fund shares are sold.

II.      Exchanges from Sponsor Stock to Mutual Funds

         Members who wish to exchange out of Sponsor Stock into mutual funds may call between the 1st and the 15th of the month. No calls will be accepted after 4:00 p.m. (ET) on the 15th (or previous business day if the 15th is not a business day).

         The Sponsor Stock is sold on the 16th (or the previous business day if the 16th is not a business day) and the subsequent purchase into mutual funds will take place five (5) business days later. This allows for settlement of the stock trade at the custodian and the corresponding transfer to Fidelity. Orders for sales of Sponsor Stock must be share specific.

B.       Other Services:

The following other telephonic services are currently employed by FIRSCO from 8:30 a.m. (EST) to 8:00 p.m. (EST) on each business day:

         Account Balance Information and Investment Data

         Members may call on any business day to receive account balance information and NAV data.

         Changes in Future Contribution Allocations

         Members may call on any business day to change the allocation of future contributions, effective the next business day.

FIRSCO reserves the right to change these telephone exchange procedures and services at its discretion (provided that FIRSCO will not eliminate such procedures and/or services without the consent of Sponsor).



GENENTECH, INC.



By: /s/ JOHN P. McLAUGHLIN  6/26/91
-----------------------------------
                             Date